UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
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April 10, 2026

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 6, 2026, at 8:30 a.m. (Eastern), for the following purposes:

1.	To elect seven members (the “Directors”) of the Board of Directors (the “Board”), each to serve for a one-year term;

2.	To ratify the selection of BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for fiscal 2026;

3.	To approve an increase of 1,200,000 shares of common stock, par value $0.10 per share (the “Common Stock”) available for issuance under the Company’s 2011 Equity Incentive Plan (as amended, the “2011 Equity Incentive Plan”); and

4.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (the “NEOs”).

Shareholders of record at the close of business on March 9, 2026 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Jared E. Shure

Chief Administrative Officer, General Counsel and Corporate Secretary
The Children’s Place, Inc.

500 Plaza Drive
Secaucus, New Jersey 07094

2026 PROXY STATEMENT	I

SUMMARY OF SHAREHOLDER VOTING MATTERS

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

At our Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 6, 2026, at 8:30 a.m. (Eastern), shareholders are being asked to vote on the following matters:

Proposal	Board Vote Recommendation	Page Reference
1. Election of Seven Members of the Board of Directors	FOR each Nominee	38
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	39
3. Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under Our 2011 Equity Incentive Plan	FOR	42
4. Say-on-Pay – Advisory Vote on NEO Compensation	FOR	54

2026 PROXY STATEMENT	1

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Corporate Governance Policies and Practices

Board and Committee Independence

●	Director Independence Standards. The Board makes an annual independence determination concerning its Directors using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm.

Our Board also makes an annual determination that: (i) all of the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing rules, as well as the ISS’ independence guidelines for purposes of overseeing the Company’s information security risk management, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) all of the members of the Human Capital & Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act except that, due to the Company’s status as a controlled company under NASDAQ Rule 5615(c)(1) (as described below), Muhammad Asif Seemab, who serves as the Company’s Executive Vice Chairman of the Board and is an executive officer of the Company, is not independent under NASDAQ listing rules.

As previously disclosed, Mithaq Capital SPC, a Cayman segregated portfolio company (“Mithaq”), is a controlling shareholder of the Company, and the Company is a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ listing rules. The Board has chosen to rely on the controlled company exceptions under the NASDAQ listing rules that would otherwise require a majority independent Board and fully independent Human Capital & Compensation Committee and Corporate Responsibility, Sustainability & Governance Committee.

●	Executive Sessions of Directors. Executive sessions of Directors are an important governance practice because they enable our Directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board and Committee priorities and effectiveness, all without management present.

Board Engagement

●	Limit the Number of Public Company Boards. Our Corporate Governance Guidelines limit the number of public company boards of directors (including our Company) on which our Directors may serve to four, for our non-employee Directors, and two (including our Company), for our CEO.

Board and Committee Oversight

●	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing Committees with the responsibility for the oversight of the management of certain risks.

Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate non-employee Director sessions without our CEO or other members of the Company management present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, information technology, supply chain, real estate, human resources and legal.

2	2026 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. On an annual basis, the Board typically engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team. In addition, the Board reviews and evaluates the skills and competencies needed to be possessed by potential CEO successors and has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Executive Chairman of the Board.

Risk Management. Our Board and its three standing Committees review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations.

o	Corporate Responsibility, Sustainability & Governance Committee. Our Corporate Responsibility, Sustainability & Governance Committee (“CRS&G Committee”) has the oversight responsibility for ESG and governance risks.

o	Human Capital & Compensation Committee. Our Human Capital & Compensation Committee (“HC&C Committee”) has oversight responsibility for human capital management and compensation risk.

o	Audit Committee. Our Audit Committee has oversight responsibility for financial and enterprise risks. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to enterprise risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”), which is composed of members of the Company’s senior leadership team.

o	Board of Directors. Our Board received regular reports during fiscal 2025 from the Chairs of the CRS&G Committee, HC&C Committee and Audit Committee. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities.

Ensuring Board Accountability

●	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) simple majority voting for Directors in uncontested elections; (ii) the annual election of all Directors; (iii) the ability for shareholders who own 25% of our outstanding shares of our Common Stock to call special meetings; and (iv) simple majority voting requirements to amend our Charter and Bylaw provisions.

●	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include in our proxy materials the names of up to two Director nominees (or, if greater, that number equal to 20% of the Board) proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our outstanding shares Common Stock for three years or more.

Ensuring Management Accountability

●	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” beginning on page 10 below, in fiscal 2025 the HC&C Committee adhered to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executives’ overall compensation.

●	Effective Performance Metrics. An important governance function is to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. In fiscal 2025, our HC&C Committee gave effect to this function through the adoption of performance metrics for the Company’s LTIP which directly measure progress in advancing our strategic growth initiatives, by holding senior management accountable for financial and operational results that are key drivers in the specialty retail industry, over which they have more direct influence.

2026 PROXY STATEMENT	3

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Leadership Structure

●	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having a Mithaq-nominated non-employee Director serve as Executive Chairman of the Board is in the best interests of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the Company’s controlling shareholder in the oversight of the Company and active participation of the controlling shareholder in setting Board and Committee agendas and establishing priorities.

●	Committee Chairs. Our Board’s leadership structure also includes experienced and involved Board Committee Chairs.

Established Policies Guide Governance and Business Integrity

●	Charters for Board Committees. Each of the CRS&G Committee, HC&C Committee and Audit Committee has a charter developed and maintained under the leadership of its Committee Chair. The Committee charters describe the purpose, responsibilities, structure and operations of each Committee. The HC&C Committee charter and the Audit Committee charter include the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and NASDAQ for controlled companies.

●	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of market practices in corporate governance, the Board reviews these guidelines annually and updates these guidelines as appropriate.

●	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

●	Anti-Corruption Policy. The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

●	Insider Trading Policy; Prohibition on Hedging/Pledging of Common Stock. The Company’s Insider Trading Policy is designed to assist the Directors, officers (including our named executive officers (“NEOs”)) and employees to comply with insider trading laws and prevent even the appearance of improper insider trading. Our Insider Trading Policy prohibits trading in derivatives of our Common Stock, including puts and other financial derivatives, and also prohibits hedging and pledging of our Common Stock by any of our Directors, officers (including our NEOs) and employees in order to ensure that the interests of Directors, officers (including our NEOs) and employees align with those of our shareholders. For more information, see “Prohibition on Hedging/Pledging of Common Stock” on page 15 below.

●	Clawback Policy. The Company’s Clawback Policy applies to short-term and long-term incentive compensation and allows the Company to recover performance-based annual cash bonuses and stock awards granted under our LTIP from members of Company management, including our NEOs, in the event of certain occurrences, including the restatement of financial statements and other actions having a significant adverse impact on the Company.

●	Equity Award Grant Policy. The Company’s Equity Award Grant Policy governs the Company’s grant of equity and cash awards under the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”), helping to promote consistent administration and effective compliance for the Company’s equity and cash awards program. During fiscal 2023, we worked with our independent compensation consultant to update this policy in line with best practices.

4	2026 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Shareholders may view these documents on the Company’s corporate website http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents”.

Director Access to Management

●	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

●	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s non-employee Directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Corporate Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

●	Nomination by Shareholders. The CRS&G Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as Directors, including by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the CRS&G Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders, and nominees recommended by the CRS&G Committee and/or Company management.

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2025, the Board had six Directors, with three independent Directors and one employee Director, our President and CEO. Seven board members have been nominated for election at the Annual Meeting.

Committees of the Board of Directors. The Board has three standing Committees: the Audit Committee, the Corporate Responsibility, Sustainability & Governance Committee and the Human Capital & Compensation Committee. The members of the Board’s Committees as of the end of fiscal 2025 were as follows:

Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Hussan Arshad (Chair)	Douglas Edwards (Chair)	Muhammad Asif Seemab (Chair)
Douglas Edwards	Hussan Arshad	Hussan Arshad
Rhys Summerton	Muhammad Asif Seemab	Rhys Summerton

Attendance at Board and Committee Meetings

	Board of Directors	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Meetings held in fiscal 2025 (in person and/or via video conference)	12	6	5	5
Attendance	All directors, all meetings	All members, all meetings	All members, all meetings	All members, all meetings

2026 PROXY STATEMENT	5

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Audit Committee

     The Audit Committee has oversight responsibility for the Company’s financial and enterprise risk management activities including financial reporting, internal controls and internal audit function, independent audits of the Company’s financial statements, cybersecurity and privacy, business continuity and disaster recovery, operational matters, including global supply chain, and legal compliance. For more information, see the Audit Committee Charter at the Company’s corporation website http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents” and the Fiscal 2025 Audit Committee Report beginning on page 41 below.

Corporate Responsibility, Sustainability & Governance Committee

     The CRS&G Committee is responsible for overseeing the Company’s ESG risk management activities, including environmental initiatives, and social topics such as responsible sourcing in the Company’s global supply chain. This Committee is also charged with the oversight of the Company’s corporate governance policies and practices. For more information, see the CRS&G Charter at the Company’s corporate website http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents”.

Human Capital & Compensation Committee

     The HC&C Committee has the oversight responsibility for the Company’s human capital management policies and practices. The HC&C Committee also is charged with the oversight of the Company’s executive compensation policies, practices and plans and associated risks. For more information, see the HC&C Charter at the Company’s corporate website http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents” and the HC&C Committee Report beginning on page 16 below.

6	2026 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Nominees for Election

Biographical information for each candidate nominated for election at the Annual Meeting is set forth below.

Turki Saleh A. AlRajhi, 33 Executive Chairman Director Since 2024	Mr. AlRajhi serves as the Executive Chairman of the Board. He is also the Chairman and Chief Executive Officer of Mithaq Holding Company and Managing Director of Mithaq Capital SPC, a limited investor private mutual fund registered with the Cayman Islands Monetary Authority. In these roles, he is responsible for drafting and executing the overall strategy, which includes making the capital allocation decisions and the selection and compensation of senior executives. He also serves on the boards of several Mithaq group entities. Prior to founding Mithaq, he was a Corporate Analyst in the Deal Advisory group of KPMG International Limited. Mr. AlRajhi is the Chairman of the Board of Trustees of Snowball Foundation, a Liechtenstein-based foundation providing donations and support globally to quality healthcare and education projects. Mr. AlRajhi holds a Bachelor of Finance and Banking from Dar Al Uloom University in the Kingdom of Saudi Arabia and completed the Value Investing Program from Columbia Business School in the United States of America. He aspires to master Chapters 8 and 20 of Prof. Benjamin Graham’s “The Intelligent Investor.”

Muhammad Asif Seemab, 43 Executive Vice Chairman Director Since 2024	Mr. Seemab currently serves as the Executive Vice Chairman of the Board, the Chair of the Human Capital & Compensation Committee and as a member of the Corporate Responsibility, Sustainability & Governance Committee. Mr. Seemab serves on the Board of Directors as well as a member of the Audit, Finance and Risk Committee, Governance & Nominating Committee and Human Resources & Compensation Committee of Aimia Inc. (TSX: AIM). He also serves on the boards of several Mithaq group entities. He is Managing Director of Mithaq Holding Company. From January 2012 until joining Mithaq Holding Company in January 2019 as Portfolio Manager, Mr. Seemab was an Associate in the Asset Management Group of Mohammed Ibrahim AlSubeaei & Sons Investment Company (MASIC), a family office based in Saudi Arabia that manages public equities, private equity funds, real estate funds and income-producing assets. Before moving to MASIC, he worked for Allied Bank Limited and Punjab Pension Fund in Pakistan. He previously spent four years in the assurance group at Ernst & Young. Mr. Seemab received his Bachelor of Commerce degree from Hailey College of Commerce at the University of Punjab in Lahore, Pakistan and is a Chartered Accountant and an associate member of The Institute of Chartered Accountants of Pakistan.

Hussan Arshad, 42 Independent Director Since 2024	Mr. Arshad currently serves as the Chair of the Audit Committee, as a member of the Corporate Responsibility, Sustainability & Governance Committee and as a member of the Human Capital & Compensation Committee. He has also worked in the role of Group Senior Manager for DP World, where he lead complex audits, managed a portion of the GIA Business audit portfolio, supervised auditing teams, and provided advice to business management on best internal control practices and procedures. Mr. Arshad has previously held positions in various organizations, including Ernst & Young, and as a Senior Manager of Operational Audits with Bell Canada Enterprise. Mr. Arshad is a member of the Chartered Professional Accountants of Canada and the Institute of Chartered Accountant of Pakistan, and England and Wales. He is also a Certified Internal Auditor in the United States.

2026 PROXY STATEMENT	7

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Douglas Edwards, 68 Independent Director Since 2024	Mr. Edwards currently serves as a member of the Audit Committee and the Chair of the Corporate Responsibility, Sustainability & Governance Committee. Mr. Edwards served as the Executive Vice President and Deputy General Counsel at Wells Fargo, responsible for the Global Commercial and Securities Division. Prior to his tenure at Wells Fargo, he served in various roles in the First Union Corporation and Wachovia Corporation Legal Divisions. Prior to that role, he had worked at the Buffalo law firm of Hodgson, Russ, Andrews, Woods & Goodyear, where he focused on commercial litigation with specialties in bankruptcy litigation and representation of financial institutions. Mr. Edwards earned his B.A. from the University of Virginia in 1979, an M.A. in history from the University of Kentucky in 1985 and a J.D., cum laude, from the University of Buffalo in 1985.

Kim Roy, 67 Executive Director Since 2026	Ms. Roy has developed, grown and led several multi-billion dollar brand portfolios. She held various positions of increasing responsibility at Ralph Lauren Corporation, culminating in her position as Group President North America. Prior to that, Ms. Roy served as President of Ann Taylor, Group President at Liz Claiborne, Inc. and SVP General Merchandise Manager at Associated Merchandising Corporation. Kim has been on the Board of Directors of Chico’s FAS, Inc. and Weight Watchers International, Inc. She is an advisor and former director of Catholic Guardian Services and a graduate of Skidmore College where she serves as a long-standing Board Trustee.

Rhys Summerton, 49 Independent Director Since 2025

Mr. Summerton serves as a member of the Audit Committee and as a member of the Human Capital & Compensation Committee. He is the founder and investor at Milkwood Capital Ltd, a UK-based, long-term, value-oriented, global investment company. Since establishing the fund in 2013, he has driven value realization across a range of investments through disciplined capital allocation and strategic decision-making. Prior to founding Milkwood Capital, Mr. Summerton was Managing Director and Global Head of Emerging Market Equity Research at Citigroup, leading the firm’s top-ranked research franchise. A Chartered Accountant, he began his career with Ernst & Young.

Mr. Summerton currently also serves on the boards of iOCO Technology Group, Aimia, Inc., Nexxen International and The Children’s Place, Inc.

Muhammad Umair, 40 Director Since 2024	Mr. Umair currently serves of our President and Chief Executive Officer. Mr. Umair formerly served as Senior Advisor for Origin Funding Partners, a trade finance fund, where he was responsible for credit, recovery, and due diligence. Prior to joining Origin Funding Partners, Mr. Umair held positions in various organizations, including Head of Advisory at Armacom and Senior Auditor at Ernst & Young. He is a Chartered Accountant and associate member of the Institute of Chartered Accountants of Pakistan and England and Wales. Mr. Umair has more than 17 years of financial and commercial experience, including investment management, corporate advisory, operational and financial due diligence and audit.

8	2026 PROXY STATEMENT

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 9, 2026:

Name	Age	Position
Turki Saleh A. AlRajhi	33	Executive Chairman
Muhammad Asif Seemab	43	Executive Vice Chairman
Muhammad Umair	40	President and Chief Executive Officer, Director
Kim Roy	67	Executive Director
John Szczepanski	55	Chief Financial Officer
Jared E. Shure	45	Chief Administrative Officer, General Counsel & Corporate Secretary

The biographies of Messrs. AlRajhi, Seemab and Umair and Ms. Roy are set forth above under the heading “Corporate Governance at The Children’s Place – Nominees for Election.”

John Szczepanski, 55 Chief Financial Officer	Mr. Szczepanski joined the Company in 2025. He has over 20 years of experience as a finance professional with the majority of his career spent at Ralph Lauren Corporation. Mr. Szczepanski most recently served as Chief Financial Officer of Vince Holding Corp. Prior to that position, he held roles of increasing responsibility at Ralph Lauren Corporation, which culminated in his appointment as Chief Financial Officer - Global Supply Chain, Brands and the Lifestyle Group. Mr. Szczepanski holds a Master of Science degree in Finance from Boston College Carroll School of Management and a Bachelor of Science degree in Accounting from Fordham University.

Jared Shure, 45 Chief Administrative Officer, General Counsel & Corporate Secretary	Jared E. Shure joined the Company in 2018 as Vice President, Assistant General Counsel. During his tenure, he has assumed roles of increasing responsibility, including being appointed Deputy General Counsel in 2019, General Counsel and Corporate Secretary in 2021, and more recently, Chief Administrative Officer in 2024. In his current role, Mr. Shure leads all areas of the legal and human resources teams including board governance and administration, and oversees enterprise risk. Mr. Shure has more than 19 years of business and legal experience. Prior to joining the Company, he was a Vice President & Corporate Counsel at Kate Spade & Company and a Vice President & Deputy General Counsel at Tapestry, Inc. following its acquisition of Kate Spade. Mr. Shure began his legal career as a mergers & acquisitions associate at Paul, Weiss, Rifkind, Wharton & Garrison LLP and O’Melveny & Myers LLP. Mr. Shure earned his BS in Business Administration from the University of North Carolina and his JD from Cornell Law School.

As previously announced, Claudia Lima-Guinehut, former Brand President, departed the Company on February 12, 2026; and Laura Lentini, former Interim Chief Financial Officer and Chief Accounting Officer, departed the Company on July 2, 2025. Prior to each such respective departure date, Mses. Lima-Guinehut and Lentini were executive officers of the Company.

2026 PROXY STATEMENT	9

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program has historically consisted of four core elements:

Base salary
Annual performance-based cash bonus opportunity
Long-term incentive equity awards (time-based and performance-based)
Employee benefits and perquisites

Base Salary

Purpose. The HC&C Committee’s objective is for base salary to deliver a reasonable and competitive level of fixed compensation commensurate with each executive’s responsibilities, skills, and experience.

On an annual basis, the HC&C Committee reviews base salary benchmarking information provided by its independent compensation consultant. Base salaries for our NEOs are generally positioned within ±10% of the median of our peer group and industry. The Committee believes this positioning reduces the potential incentive for executives to favor short-term or higher-risk business strategies that could result from fixed compensation being materially below the market median.

Annual Performance-Based Cash Bonus Opportunity

Purpose. Historically, our annual bonus plan rewarded performance over a one-year period against a financial performance measure pre-established by the HC&C Committee. In prior years, this measure was adjusted operating income.

In fiscal 2025, the HC&C Committee did not establish performance metrics during the first half of the fiscal year due to continued leadership transition and evolving macroeconomic business conditions, including the unpredictable tariff environment. Following increased stability within the Company’s leadership team, the Committee established performance metrics for the second half of the fiscal year. While these metrics were not achieved, the Committee determined that performance was impacted by external factors outside of management’s control, including tariffs and broader economic pressures. Accordingly, in evaluating the performance of the CEO, the other NEOs, and members of senior management, the Committee focused on how the executive team managed the business in response to these external challenges, including their actions to mitigate headwinds, maintain operational discipline, and support the Company’s strategic objectives through the Company’s long-term business transformation.

Terms of Annual Bonus Plan. Historically, the HC&C Committee would assign our executives, including our NEOs but excluding our CEO, a bonus target opportunity expressed as a percentage of base salary (for our NEOs, excluding the CEO, ranging from 60% of base salary to 75% of base salary). In prior years, these formula-driven cash payouts could have ranged from zero, if performance fell below the Company’s annual performance metric threshold, to 100% of bonus opportunity, if target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded the target.

10	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Long-Term Incentive Equity Awards

Purpose. The HC&C Committee uses performance-based equity and/or cash awards as a reward for the contribution to our performance, including the progress made on our strategic growth initiatives, and to align the interests of members of our senior leadership team with those of our shareholders. Time-based equity and/or cash awards are used to provide for retention, thereby promoting stability of our senior leadership team, and to reward our senior leadership team.

Types of Awards. During fiscal 2025, we granted time-based and performance-based awards to members of our senior leadership team, including the NEOs, under our LTIP. As with other elements of our executive compensation, based on data surveyed by the HC&C Committee’s independent compensation consultant and reviewed with the HC&C Committee, we believe that the award date value of these equity awards in fiscal 2025 were generally within the range of our Peer Group and our industry.

For fiscal 2025, the HC&C Committee granted LTIP equity awards for the NEOs comprised of approximately 40% time-based restricted stock units (“TRSUs”), 30% Deferred Cash Awards (as defined below) and 30% Performance Cash Awards. The TRSUs awarded in fiscal 2025 are subject to annual vesting, in three equal annual instalments beginning in May 2027. The extended vesting cycle, beginning approximately two years following the grant date, focuses on retention of management throughout our long-term transformation effort. The Deferred Cash Awards are subject to annual vesting, in three equal annual instalments beginning in May 2026. Lastly, the Performance Cash Awards are based on the Company’s Adjusted Free Cash Flow over a three-year performance period (fiscal 2025-2027), with cliff-vesting of earned shares at the end of the three-year performance period. See “Performance-Based Cash Awards—Performance Cash Metrics” beginning on page 12 below.

The HC&C Committee determines whether LTIP awards are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of vesting, or part in shares of Common Stock and part in cash. In fiscal 2025, awards under our LTIP were settled in a combination of shares of Common Stock and cash equal to the fair market value of such shares. We typically award equity once each fiscal year, as well as in connection with certain new-hire awards and promotions. As of February 1, 2026 (the end of fiscal 2025), there were 278,400 shares of Common Stock available for grant under our Fourth Amended and Restated 2011 Equity Incentive Plan.

Time-Based Stock Awards. The TRSUs awarded in fiscal 2025 are subject to a three-year vesting schedule beginning in May 2027. The recipient must be employed by the Company on the applicable vesting date to receive the vesting shares. The three-year vesting period underscores the retentive focus of this award program.

Mindful to avoid “pay for failure,” the HC&C Committee generally requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

Deferred Cash Awards. Deferred Cash Awards are cash-based long-term incentive grants awarded to our NEOs under the Company’s LTIP program. These awards vest in equal annual installments over three years, beginning approximately one year from the grant date, and are payable only upon satisfaction of continued service requirements. The structure of these awards is intended to support retention and long-term alignment.

Consistent with its objective of avoiding “pay for failure,” the HC&C Committee generally requires forfeiture of unvested Deferred Cash Awards if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

2026 PROXY STATEMENT	11

EXECUTIVE AND DIRECTOR COMPENSATION

Performance-Based Cash Awards. The performance-based cash awards (“Performance Cash Awards”) that were awarded in fiscal 2025 are subject to a 3-year cliff vesting schedule. Our fiscal 2025 Performance Cash Awards tie payouts directly to Company performance based on a pre-established financial metric (Adjusted Free Cash Flow) over the performance period of fiscal 2025 through fiscal 2027.

Performance Cash Metrics. The HC&C Committee selected performance metrics for our fiscal 2025 Performance Cash Awards that align to our current strategic priorities, as they believe Adjusted Free Cash Flow will help drive shareholder value creation during this period of rebuild and long-term transformation. Eligible members of our senior leadership team, including our NEOs, may earn from 0% to 200% of their target 2025 Performance Cash Awards based on the following:

Performance Metric (weighting)	Rationale for Selection
Adjusted Free Cash Flow for Fiscal Year (100%)

●  Adjusted Free Cash Flow is defined as the Company’s cash flow from operations minus (i) capital expenditures and/or (ii) the unusual or non-recurring items, each as approved by the Compensation Committee.

●  First added within fiscal 2024

●  Given the asset-light nature of our business where no regular material capital expenditure is needed beyond investment in digital infrastructure and other one-off capital projects, the HC&C Committee believes the Adjusted Free Cash Flow metric is appropriate to compensate management.

Future LTIP Performance Goals. While the Company discloses performance metrics and their weighting for outstanding performance-based restricted stock units (“PRSUs”) and Performance Cash Awards, the Company does not disclose performance targets for such awards, other than performance targets related to PRSUs and Performance Cash Awards which have vested, because to do so would disclose material non-public and/or competitively sensitive information.

Non-GAAP Financial Measures

The Company uses non-GAAP results to measure operating performance, including to measure performance for purposes of the Company’s incentive compensation. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes that the unusual and non-recurring items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business.

Employee Benefits and Perquisites

The Company provides its senior leadership team (including our NEOs) with the same employee benefits other employees receive, including health insurance coverage. In addition, they also receive group long-term disability coverage, an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase supplemental disability coverage, and certain other modest perquisites. Any personal income taxes due as a result of these perquisites are the responsibility of the recipients, as we do not provide tax gross-ups (other than in connection with certain standard relocation expenses).

12	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of the members of our senior leadership team (including the NEOs, other than Mr. Umair) participate under the same severance guidelines that are applied to other employees.

Incentive Compensation for Fiscal 2025

Annual Cash Bonus for Fiscal 2025. As mentioned above, following fiscal 2025, the HC&C Committee decided to exercise their right to modify the 2025 Management Bonus Plan and evaluate the performance of our CEO and other NEOs and members of senior management based on modified criteria. The Committee considered each person’s overall performance during fiscal 2025 and how successfully each person partnered with the Board, our CEO and other senior leaders in executing business operations in response to external challenges. These assessments included how they navigated the unpredictable tariff environment, and support the Company’s strategic objectives through the Company’s long-term business transformation, with an emphasis on retention of key talent. Cash bonuses for fiscal 2025 for our NEOs are as set forth below:

Name	Title	Bonus Amounts
Muhammad Umair	President & Chief Executive Officer	$0
John Szczepanski(1)	Chief Financial Officer	$200,000
Jared Shure	Chief Administrative Officer, General Counsel	$200,000

(1)	Mr. Szczepanski joined the Company as Chief Financial Officer on March 31, 2025. Mr. Szczepanski’s bonus for fiscal 2025 is based on his start date, among other considerations.

Performance-Based Equity. As previously discussed in our 2025 Proxy Statement, PRSUs awarded in fiscal 2024 were subject to a 2-year vesting schedule starting with the second year of the applicable award (fiscal 2025). The 2024 PRSUs tie payouts directly to Company performance based on pre-established performance metrics for fiscal 2025 for vesting year 2 of such awards, using an Adjusted Free Cash Flow metric for fiscal 2025. The Company’s performance fell below the threshold amount of Adjusted Free Cash Flow for fiscal 2025 ($30 million) which resulted in 0% vesting for such awards in early fiscal 2026 based on fiscal 2025 performance.

2026 PROXY STATEMENT	13

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation for our CEO and the other NEOs, our HC&C Committee takes into account multiple objective and position-specific factors, including:

●	the nature and scope of each executive’s responsibilities;
●	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;
●	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent third-party consulting firm, as described below, and at companies in our Peer Group;
●	the Company’s performance;
●	prior equity awards and potential future earnings from equity awards;
●	retention needs; and
●	other factors the HC&C Committee deems relevant.

The HC&C Committee periodically reviews, with the assistance of its independent compensation consultant, total compensation and its individual components, at the 25th, 50th and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to an industry-focused retail survey prepared by an independent survey provider. The HC&C Committee utilizes this data as a reference point, along with the other factors outlined above, in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The HC&C Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our Peer Group. The Company does not use this data as a single determinative factor, but rather as an external check and reference point to verify that our executive compensation programs are reasonable and competitive.

The HC&C Committee has the authority to retain the services of compensation consultants to provide it with recommendations, advice and information on various compensation matters, including the Company’s compensation of the CEO, the Company’s other executive officers and non-employee Directors. Acting in the capacity of an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”) advises the HC&C Committee with respect to the Company’s compensation policies and practices, the design and implementation of executive compensation plans and programs, and such other matters as the HC&C Committee may direct. FW Cook provides the HC&C Committee with benchmarking data concerning the compensation paid to senior executives and non-employee directors by companies in the Company’s peer group and the retail industry. FW Cook works directly with the HC&C Committee and its Chair, and meets with the Committee in executive sessions. FW Cook does not provide any other services to the Company. The HC&C Committee has determined that FW Cook is independent and does not have any conflict of interest in its dealings with the HC&C Committee. This determination was made, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NASDAQ covering independence, conflicts of interest and compensation advisors.

14	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Peer Group

The HC&C Committee regularly reviews the members of our Peer Group with the assistance of its independent compensation consultant. The review is guided by the following principles: (i) comparable business content (i.e. specialty retailers); (ii) company size (range of 0.5x to 2.0x the Company’s annual revenue); (iii) statistical reliability of the peer set; (iv) executive talent sources; (v) competition for investor capital; and (vi) overall reasonableness. The HC&C Committee approved the following 13 companies as the members of our peer group during fiscal 2025 (the “Peer Group”):

Fiscal 2025 Peer Group
Abercrombie & Fitch	G-III Apparel Group
American Eagle Outfitters	Guess?
Buckle	Lands’ End
Caleres	Oxford Industries
Carter’s	Tilly’s
Designer Brands	Zumiez
Genesco

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior leadership team (including our CEO and the other NEOs) and the members of our Board are properly aligned with those of our shareholders, upon the recommendation of the HC&C Committee, the Board adopted stock ownership guidelines for our non-employee Directors and senior leadership team. The HC&C Committee reviews the equity ownership of those individuals subject to this guideline on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, unvested PRSUs do not count as stock owned. The ownership multiples under the guidelines are as follows:

Individual	Ownership Multiple
Chief Executive Officer	5x Base Salary
CFO, Executive Officers & Senior Vice Presidents	3x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Also under our guidelines, our CEO, the other NEOs and the other members of our senior leadership team are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple set forth above.

Prohibition on Hedging/Pledging of Common Stock

Company policy prohibits all Directors, officers (including our CEO and the other NEOs) and employees from engaging in hedging and pledging, as well as trading in derivatives, of our Common Stock, including puts and other financial derivatives, to ensure that the interests of our Directors, officers and employees are aligned with those of our shareholders. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s Common Stock) on the Company’s corporate website http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents”.

2026 PROXY STATEMENT	15

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT

The Human Capital & Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2025 and in this Proxy Statement.

The foregoing Human Capital & Compensation Committee report has been submitted by the members of the Human Capital & Compensation Committee: Muhammad Asif Seemab (Chair), Hussan Arshad and Rhys Summerton.

16	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including the Company’s CEO (our principal executive officer), the Company’s CFO (our principal financial officer) and the other most highly compensated executives who were designated by the Board as “executive officers” of the Company, for fiscal 2025, 2024 and 2023, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Muhammad Umair(4)	2025	$650,000	$—	$1,025,225	$—	$39,775	(5)	$1,715,000
President and Chief Executive Officer	2024	437,500	—	1,125,600	300,000	23,349	(5)	1,886,449
John Szczepanski(6) Chief Financial Officer	2025	$424,039	$—	$423,000	$200,000	$1,179	(7)	$1,048,218
Jared Shure Chief Administrative Officer and General Counsel	2025	$500,000	$—	$537,418	$200,000	$15,389	(8)	$1,252,807
	2024	489,904	—	562,800	200,000	15,420	(8)	1,268,124
	2023	425,000	—	268,492	—	15,059	(8)	708,551
Claudia Lima-Guinehut(9) Former Brand President	2025	$625,000	$—	$684,318	$—	$31,030	(10)	$1,340,348
	2024	228,366	—	844,200	200,000	506	(10)	1,273,072
	2023	173,973	—	—	—	5,301	(10)	179,274
Laura Lentini(11) Former Interim Chief Financial Officer and Chief Accounting Officer	2025	$172,116	$—	$—	$—	$603	(12)	$172,719
	2024	100,961	—	—	40,000	387	(12)	141,348

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2025, 2024 and 2023 were each 52-week fiscal years.
(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2025, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $464,566, $348,425 and $265,386 for Mr. Umair, Ms. Lima-Guinehut and Mr. Shure, respectively. For fiscal 2024, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,500,791, $1,125,600 and $750,381 for Mr. Umair, Ms. Lima-Guinehut and Mr. Shure, respectively. For fiscal 2023, at the maximum possible vesting value, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, was $268,492 for Mr. Shure. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2025 fiscal year; see also the “Grants of Plan-Based Awards” table below.
(3)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the annual Management Bonus Plan approved by the HC&C Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.
(4)	Mr. Umair commenced serving as an executive officer on May 20, 2024. Accordingly, the table includes Mr. Umair’s compensation only for fiscal 2024 and fiscal 2025.
(5)	The amounts shown consist of: (i) for fiscal 2025, $31,482 for a leased vehicle $503 for life insurance premiums, $1,040 for executive long-term disability premiums and $6,750 for 401(k) plan matching contributions; and (ii) for fiscal 2024, $22,320 for a leased vehicle $445 for life insurance premiums and $584 for executive long-term disability premiums.
(6)	Mr. Szczepanski commenced serving as an executive officer on March 31, 2025. Accordingly, the table includes Mr. Szczepanski’s compensation only for fiscal 2025, prorated based on Mr. Szczepanski’s start date.

2026 PROXY STATEMENT	17

EXECUTIVE AND DIRECTOR COMPENSATION

(7)	The amounts shown consist of: $339 for life insurance premiums and $840 for executive long-term disability premiums.
(8)	The amounts shown consist of: (i) for fiscal 2025, $387 for life insurance premiums, $1,002 for executive long-term disability premiums and $14,000 for 401(k) plan matching contributions; (ii) for fiscal 2024, $513 for life insurance premiums, $876 for executive long-term disability premiums and $14,031 for 401(k) plan matching contributions; and (iii) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $13,854 for 401(k) plan matching contributions.
(9)	Ms. Lima-Guinehut left the Company on June 6, 2023, rejoined the Company as an executive officer on September 9, 2024 and subsequently left the Company on February 12, 2026. Amounts shown for 2023 reflect Ms. Lima-Guinehut’s compensation from her previous tenure with the Company.
(10)	The amounts shown consist of: (i) for fiscal 2025, $13,829 for car services, $484 for life insurance premiums, $1,034 for executive long-term disability premiums and $15,683 for 401(k) plan matching contributions; (ii) for fiscal 2024, $214 for life insurance premiums and $292 for executive long-term disability premiums; and (iii) for fiscal 2023, $133 for life insurance premiums, $476 for executive long-term disability premiums and $4,692 for 401(k) plan matching contributions.
(11)	Ms. Lentini left the Company on July 2, 2025.
(12)	The amounts shown consist of: (i) for fiscal 2025, $145 for life insurance premiums and $458 for executive long-term disability premiums; and (ii) for fiscal 2024, $123 for life insurance premiums and $264 for executive long-term disability premiums.

18	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Grants of Plan-Based Awards

The following table shows information concerning the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the Company’s NEOs during fiscal 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Value Fair of Stock and Option Awards(2)
Name and Principal Position	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Muhammad Umair			$0	$650,000	$1,300,000
President and Chief Executive Officer	7/3/25	(3)		600,000	600,000
	7/3/25	(4)		600,000	1,200,000
	3/24/25	(5)					25,752	51,504		$232,283
	3/24/25	(6)							12,876	116,142
	8/20/25	(7)							160,000	678,800
John Szczepanski			$0	$315,000	$630,000
Chief Financial Officer	7/3/25	(8)		350,000	350,000
	7/3/25	(9)		350,000	700,000
	8/20/25	(10)							100,000	$423,000
Jared Shure			$0	$300,000	$600,000
Chief Administrative Officer and General Counsel	7/3/25	(11)		300,000	300,000
	7/3/25	(12)		300,000	600,000
	3/24/25	(13)					12,876	25,752		$116,142
	3/24/25	(13)					908	1,816		8,190
	3/24/25	(13)					927	1,854		8,362
	3/24/25	(14)							309	2,787
	3/24/25	(14)							606	5,466
	3/24/25	(14)							6,438	58,071
	8/20/25	(15)							80,000	338,400
Claudia Lima-Guinehut			$0	$468,750	$937,500
Former Brand President	7/3/25	(16)		450,000	450,000
	7/3/25	(17)		450,000	900,000
	3/24/25	(18)					19,314	38,628		$174,212
	3/24/25	(19)							12,876	116,142
	8/20/25	(20)							100,000	423,000

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our annual Management Bonus Plan approved by the HC&C Committee for fiscal 2025.
(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2025 fiscal year.
(3)	Awarded pursuant to the terms of a Deferred Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. Of the amount awarded, one-third will vest on May 29, 2026, one-third will vest on May 28, 2027 and one-third will vest May 26, 2028, provided Mr. Umair is employed by the Company on the vesting dates.

2026 PROXY STATEMENT	19

EXECUTIVE AND DIRECTOR COMPENSATION

(4)	Awarded pursuant to the terms of a Performance Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. The amounts shown reflect the amounts able to be earned by Mr. Umair based on the achievement of the performance targets for fiscal years 2025 - 2027.
(5)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of PRSUs able to be earned by Mr. Umair based upon the achievement of the performance targets for fiscal years 2025 and 2026.
(6)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amount shown vested on May 29, 2025.
(7)	Awarded pursuant to the terms of TRSUs granted on August 20, 2025 under the Company’s 2011 Equity Plan. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Umair is employed by the Company on the vesting dates.
(8)	Awarded pursuant to the terms of a Deferred Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. Of the amount awarded, one-third will vest on May 29, 2026, one-third will vest on May 28, 2027 and one-third will vest May 26, 2028, provided Mr. Szczepanski is employed by the Company on the vesting dates.
(9)	Awarded pursuant to the terms of a Performance Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. The amounts shown reflect the amounts able to be earned by Mr. Szczepanski based on the achievement of the performance targets for fiscal years 2025 - 2027.
(10)	Awarded pursuant to the terms of TRSUs granted on August 20, 2025 under the Company’s 2011 Equity Plan. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Szczepanski is employed by the Company on the vesting dates.
(11)	Awarded pursuant to the terms of a Deferred Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. Of the amount awarded, one-third will vest on May 29, 2026, one-third will vest on May 28, 2027 and one-third will vest May 26, 2028, provided Mr. Shure is employed by the Company on the vesting dates.
(12)	Awarded pursuant to the terms of a Performance Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. The amounts shown reflect the amounts able to be earned by Mr. Shure based on the achievement of the performance targets for fiscal years 2025 - 2027.
(13)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of PRSUs able to be earned by Mr. Shure based upon the achievement of the performance targets for fiscal years 2025 and 2026.
(14)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown vested on May 29, 2025.
(15)	Awarded pursuant to the terms of TRSUs granted on August 20, 2025 under the Company’s 2011 Equity Plan. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Shure is employed by the Company on the vesting dates.
(16)	Awarded pursuant to the terms of a Deferred Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. The amount shown was forfeited when Ms. Lima-Guinehut left the Company on February 12, 2026.
(17)	Awarded pursuant to the terms of a Performance Cash Award granted on July 3, 2025 under the Company’s 2011 Equity Plan. The amount shown was forfeited when Ms. Lima-Guinehut left the Company on February 12, 2026.
(18)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amount shown reflects the number of PRSUs granted to Ms. Lima-Guinehut which were subsequently forfeited when she left the Company on February 12, 2026.]
(19)	Awarded as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amount shown vested on May 29, 2025.
(20)	Awarded pursuant to the terms of TRSUs granted on August 20, 2025 under the Company’s 2011 Equity Plan. The amount shown was forfeited when Ms. Lima-Guinehut left the Company on February 12, 2026.

20	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning equity awards held by the Company’s NEOs as of January 31, 2026 (the end of our 2025 fiscal year).

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Muhammad Umair	160,000	(3)	$644,800
President and Chief Executive Officer				79,084	(4)	$318,709
John Szczepanski	100,000	(5)	$403,000
Chief Financial Officer
Jared Shure	2,812	(6)	$11,332
Chief Administrative Officer and General Counsel	80,000	(7)	322,400
				8,433	(8)	$33,985
				39,542	(9)	159,354

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Calculated based on $4.03 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on January 30, 2026.
(3)	Represents unvested TRSUs initially comprising 160,000 shares of Common Stock awarded to Mr. Umair on August 20, 2025. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Umair is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(4)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan and pursuant to the Rights Offering. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Umair at target based upon the achievement of the performance targets for fiscal years 2025 and 2026 and includes 12,876 dilution protection shares awarded pursuant to the Rights Offering commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2025. Fifty percent of the granted performance shares shown may vest in April 2026, subject to the achievement of the performance targets for fiscal 2025 and fifty percent of the granted shares shown may vest in April 2027, subject to the achievement of the performance targets for fiscal 2026, provided Mr. Umair is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(5)	Represents unvested TRSUs initially compromising 100,000 shares of Common Stock awarded to Mr. Szczepanski on August 20, 2025. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Szczepanski is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(6)	Represents unvested TRSUs initially compromising 7,525 shares of Common Stock awarded to Mr. Shure on June 9, 2023. The shares reflected in the table include 303 dilution protection shares awarded pursuant to the Rights Offering commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2025 and will vest on May 22, 2026, provided Mr. Shure is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(7)	Represents unvested TRSUs initially compromising 80,000 shares of Common Stock awarded to Mr. Shure on August 20, 2025. Of the shares awarded, one-third will vest on May 28, 2027, one-third will vest on May 30, 2028 and one-third will vest May 25, 2029, provided Mr. Shure is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

2026 PROXY STATEMENT	21

EXECUTIVE AND DIRECTOR COMPENSATION

(8)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan and pursuant to the Rights Offering. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2023-2025 and includes 908 dilution protection shares awarded pursuant to the Rights Offering commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2025. Earned performance shares will vest in April 2026, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(9)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan and pursuant to the Rights Offering. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2025 and 2026 and includes 12,876 dilution protection shares awarded pursuant to the Rights Offering commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2025. Fifty percent of the granted performance shares shown may vest in April 2026, subject to the achievement of the performance targets for fiscal 2025 and fifty percent of the granted shares shown may vest in April 2027, subject to the achievement of the performance targets for fiscal 2026, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

22	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Vested

The following table contains information concerning the number of shares acquired and value realized during fiscal 2025 upon the vesting/delivery of equity awards previously granted to each of the Company’s NEOs who held awards that vested in fiscal 2025.

	Stock Awards
Name and Principal Position*	Number of Shares Acquired on Vesting/Delivery (#)		Value Realized on Vesting ($)(1)
Muhammad Umair	26,667	(2)	$160,802
President and Chief Executive Officer	12,875	(3)	77,636
Jared Shure	7,679	(4)	$41,620
Chief Administrative Officer and General Counsel	927	(5)	5,024
	2,508	(6)	14,822
	303	(7)	1,791
	2,561	(8)	14,598
	309	(9)	1,761
	13,334	(10)	80,404
	6,437	(11)	38,815
Claudia Lima-Guinehut	20,000	(12)	$120,600
Former Brand President	9,656	(13)	58,226

*	No NEOs held options to acquire Common Stock during fiscal 2025.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date or delivery date, as applicable, of each award.
(2)	Represents the delivery of vested TRSUs granted to Mr. Umair on November 1, 2024.
(3)	Represents the delivery of vested TRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of TRSUs granted in connection with the TRSUs granted to Mr. Umair on November 1, 2024.
(4)	Represents the delivery of vested shares of Common Stock underlying PRSUs granted to Mr. Shure on June 9, 2023.
(5)	Represents the delivery of vested PRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of PRSUs granted in connection with the PRSUs granted to Mr. Shure on June 9, 2023.
(6)	Represents the second partial vesting of 7,525 shares of Common Stock granted to Mr. Shure pursuant to TRSUs awarded on June 9, 2023, one-third of which vested and were delivered on each of May 22, 2024 and May 22, 2025 and one-third will vest and be delivered on May 22, 2026, provided Mr. Shure is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(7)	Represents the delivery of vested TRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amount shown reflects the number of TRSUs granted in connection with the TRSUs granted to Mr. Shure on June 9, 2023.
(8)	Represents the final partial vesting of 7,679 shares of Common Stock granted to Mr. Shure on pursuant to TRSUs awarded on August 11, 2022, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

2026 PROXY STATEMENT	23

EXECUTIVE AND DIRECTOR COMPENSATION

(9)	Represents the delivery of vested TRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amount shown reflects the number of TRSUs granted in connection with the TRSUs granted to Mr. Shure on August 11, 2022.
(10)	Represents the delivery of vested TRSUs granted to Mr. Shure on November 1, 2024.
(11)	Represents the delivery of vested TRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of TRSUs granted in connection with the TRSUs granted to Mr. Shure on November 1, 2024.
(12)	Represents the delivery of vested TRSUs granted to Ms. Lima-Guinehut on November 1, 2024.
(13)	Represents the delivery of vested TRSUs granted as dilution protection shares pursuant to a rights offering (the “Rights Offering”) commenced on December 31, 2024, as previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 17, 2025. The amounts shown reflect the number of TRSUs granted in connection with the TRSUs granted to Ms. Lima-Guinehut on November 1, 2024.

24	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Deferred Compensation Plan

Eligible employees, including our NEOs, and our Directors may elect annually to defer a portion of their salary, cash bonus, Director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their Director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the HC&C Committee. Directors may elect to invest their cash fees in Company Common Stock. All stock awards are distributed in the form of shares of Company Common Stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual instalments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual instalments over a period of up to 15 years. If the participant is a Director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal instalments over a period of up to 15 years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the HC&C Committee.

Other Arrangements

The Company does not have any employment agreements with any of its NEOs or any other member of management. As is its practice, the Company and each of the NEOs and certain other members of management are parties to offer letters, which generally establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, paid time off and other benefits, and contain confidentiality, work product, non-solicitation and non-competition obligations.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Mr. Umair, who is not entitled to severance benefits), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

2026 PROXY STATEMENT	25

EXECUTIVE AND DIRECTOR COMPENSATION

Each of Mr. Szczepanski and Mr. Shure (as well as certain other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which each is provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Mr. Szczepanski and Mr. Shure will receive severance benefits upon a termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one-year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Mr. Szczepanski and Mr. Shure is to receive a lump sum severance payment equal to the sum of their respective base salary, and the average of their respective actual bonuses payable for each of the previous three years, multiplied by 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as: (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company, or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors; (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction; (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors; or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board (the “Original Directors”) and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Mr. Szczepanski and Mr. Shure, upon a termination of employment (other than in connection with a change in control) if any of these NEOs (other than Mr. Umair) is terminated by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 12 months, in the case of Mr. Shure and 9 months in the case of Mr. Szczepanski, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period. Mr. Umair is not entitled to severance pursuant to his employment agreement.

26	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of such NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2025 (January 31, 2026). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

Name and Principal Position	Termination Reason	Severance ($)		Payment of Time-Based RSUs ($)(1)	Payment of Performance-Based RSUs ($)(1)	Health & Welfare Benefits ($)	Total ($)
Muhammad Umair	By Company without cause	$—		$—	$—	$—	$—
President and Chief	By Executive for Good Reason	—		—	—	—	—
Executive Officer	Following Change in Control	—		644,800	318,709	—	2,163,509	(2)
	Death	—		644,800	318,709	—	2,163,509	(2)
	Disability	—		644,800	318,709	—	2,163,509	(2)
John Szczepanski	By Company without cause	$393,750	(3)	—	—	$1,179	$394,929
Chief Financial Officer	By Executive for Good Reason	—		—	—	—	—
	Following Change in Control	1,063,125	(4)	$403,000	—	1,769	2,167,894	(5)
	Death	—		403,000	—	—	1,103,000	(5)
	Disability	—		403,000	—	—	1,103,000	(5)
Jared Shure	By Company without cause	$500,000	(3)	—	—	$15,389	$515,389
Chief Administrative	By Executive for Good Reason	—		—	—	—	—
Officer and General	Following Change in Control	850,001	(4)	$333,732	$193,339	23,084	2,000,156	(6)
Counsel	Death	—		333,732	193,339	—	1,127,071	(6)
	Disability	—		333,732	193,339	—	1,127,071	(6)

Notes to the Potential Payments upon Termination or Change in Control Table

(1)	Calculated based on $4.03 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on January 30, 2026. For purposes of calculating the amounts in the “Payment of Performance Shares” column, the target (100%) amounts of all performance-based awards were used.
(2)	The amount shown includes unvested Deferred Cash Awards in the amount of $600,000 and unvested Performance Cash Awards in the amount of $600,000.
(3)	Paid by way of salary continuation.
(4)	Paid in a lump sum.
(5)	The amount shown includes unvested Deferred Cash Awards in the amount of $350,000 and unvested Performance Cash Awards in the amount of $350,000.
(6)	The amount shown includes unvested Deferred Cash Awards in the amount of $300,000 and unvested Performance Cash Awards in the amount of $300,000.

2026 PROXY STATEMENT	27

EXECUTIVE AND DIRECTOR COMPENSATION

CEO Pay Ratio

The following sets forth information concerning the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2025 fiscal year ended January 31, 2026:

●	The total annual compensation of our CEO was $1,715,000

●	The total annual compensation of our median employee was $9,429; our median employee is a part-time, hourly retail store associate averaging 10.73 hours worked per week

For fiscal 2025, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 182:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

●	As is permitted by applicable SEC regulations, our median employee for fiscal 2025 was selected on December 31, 2025, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2025, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

Pay Versus Performance

Year	Summary Compensa- tion Table Total for PEO (Elfers)	Summary Compensa- tion Table Total for PEO (Umair)	Compensa- tion Actually Paid to PEO (Elfers)	Compensa- tion Actually Paid to PEO (Umair)	Average Summary Compensa- tion Table Total for Non- PEO NEOs	Average Compensa- tion Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (or Loss)	Adjusted Operating Income (or Loss)
							Company Total Shareholder Return (TSR)	Peer Group(1) Total Shareholder Return (TSR)
2025	—	$1,715,000	—	$1,108,520(2)	$1,089,721	$736,990(3)	$5	$117	$(88,263,000)	$(52,589,000)
2024	$4,209,993	$1,886,449	$4,458,802(4)	$1,544,049(5)	$1,479,740	$612,033(6)	$13	$123	$(57,819,000)	$52,720,000
2023	$1,250,781	—	($8,013,379)(7)	—	$1,207,359	($236,030)(8)	$29	$129	($154,541,000)	($32,490,000)
2022	$1,244,770	—	($2,916,093)(9)	—	$1,318,682	$765,963(10)	$59	$99	($1,138,000)	$7,055,000
2021	$11,831,132	—	$22,052,386(11)	—	$3,182,697	$3,583,291(12)	$96	$113	$187,171,000	$288,567,000

Notes to the Pay Versus Performance Table

(1)	Reflects the total shareholder return indexed to $100 for the Peer Group as disclosed on page 15.
(2)	The amount shown consists of the following: (i) total compensation reported in fiscal 2025, $1,715,000, plus TRSUs granted in fiscal 2025 with a year-end value of $644,800, plus PRSUs granted in fiscal 2025 with a year-end value of $103,781, less the grant date value of all equity awards granted in fiscal 2025, $1,025,225; (ii) PRSUs granted on November 1, 2024 which decreased in value during fiscal 2025 in the amount of $307,204; (iii) TRSUs granted March 24, 2025 which vested May 29, 2025 with a vest date value of $77,636 and (iv) TRSUs granted on November 1, 2024 which decreased in value during fiscal 2025 prior to the vest date in the amount of $100,268.
(3)	For fiscal 2025 the non-PEO NEOs consisted of: Claudia Lima-Guinehut, John Szczepanski and Jared Shure (“Fiscal 2025 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2025 Non-PEO NEOs): (i) total compensation reported in fiscal 2025, $1,089,721, less the grant date value of all equity awards granted in fiscal 2025, $548,245; (ii) TRSUs granted in fiscal 2025 with a fiscal year-end value of $376,540 and PRSUs granted in fiscal 2025 with a fiscal year-end value of $44,461; (iii) unvested TRSUs which decreased in value during fiscal 2025 in the amount of $4,817 and unvested PRSUs which decreased in value during fiscal 2025 in the amount of $196,180, PRSUs granted in prior years that were forfeited during fiscal 2025 in the amount of $391,600 (iv) TRSUs vested in fiscal 2025 which decreased in value during fiscal 2025 prior to the vest date in the amount of $13,304 and PRSUs vested in fiscal 2025 which decreased in value during fiscal 2025 prior to the vest date in the amount of $11,186.

28	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(4)	The amount shown consists of the following: (i) total compensation reported in fiscal 2024, $4,209,993, less the grant date value of all equity awards granted in fiscal 2024, $0; (ii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2024 in the amount of $183,056 (forfeited); and (iii) PRSUs granted on March 18, 2021 which decreased in value during fiscal 2024 prior to the vest date in the amount of $849,353.
(5)	The amount shown consists of the following: (i) total compensation reported in fiscal 2024, $1,886,449, less the grant date value of all equity awards granted in fiscal 2024, $1,125,600; and (ii) TRSUs granted in fiscal 2024 with a fiscal year-end value of $261,070 and PRSUs granted in fiscal 2024 with a fiscal year-end value of $522,130.
(6)	For fiscal 2024 the non-PEO NEOs consisted of: Claudia Lima-Guinehut, Jared Shure, Laura Lentini, Sheamus Toal and Maegan Markee (“Fiscal 2024 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2024 Non-PEO NEOs): (i) total compensation reported in fiscal 2024, $1,479,740, less the grant date value of all equity awards granted in fiscal 2024, $281,400; (ii) TRSUs granted in fiscal 2024 with a fiscal year-end value of $65,268 and PRSUs granted in fiscal 2024 with a fiscal year-end value of $130,532; (iii) unvested TRSUs which decreased in value during fiscal 2024 in the amount of $17,581 and unvested PRSUs which decreased in value during fiscal 2024 in the amount of $35,273, TRSUs granted in prior years that were forfeited during fiscal 2024 in the amount of $300,057 and PRSUs granted in prior years that were forfeited during fiscal 2024 in the amount of $314,767 (iv) TRSUs vested in fiscal 2024 which decreased in value during fiscal 2024 prior to the vest date in the amount of $77,743 and PRSUs vested in fiscal 2024 which decreased in value during fiscal 2024 prior to the vest date in the amount of $36,686.
(7)	The amount shown consists of the following: (i) total compensation reported in fiscal 2023, $1,250,781, less the grant date value of all equity awards granted in fiscal 2023, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2023, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 in the amount of $190,073 and PRSUs granted on March 18, 2021 which decreased in value during fiscal 2023 in the amount of $6,528,882; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 prior to the vest date in the amount of $155,634; (iv) TRSUs granted on May 29, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,092,737, and PRSUs granted on June 5, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,296,834.
(8)	For fiscal 2023 the non-PEO NEOs consisted of: Maegan Markee, Sheamus Toal, Jared Shure and Claudia Lima-Guinehut (“Fiscal 2023 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2023 Non-PEO NEOs): (i) total compensation reported in fiscal 2023, $1,207,359, less the grant date value of all equity awards granted in fiscal 2023, $719,845; (ii) TRSUs granted in fiscal 2023 with a fiscal year-end value of $365,251 and PRSUs granted in fiscal 2023 with a fiscal year-end value of $365,251; (iii) unvested TRSUs which decreased in value during fiscal 2023 in the amount of $412,838 and unvested PRSUs which decreased in value during fiscal 2023 in the amount of $861,841 (iv) TRSUs vested in fiscal 2023 which decreased in value during fiscal 2023 prior to the vest date in the amount of $179,365 and no PRSUs vested in fiscal 2023.
(9)	The amount shown consists of the following: (i) total compensation reported in fiscal 2022, $1,244,770, less the grant date value of all equity awards granted in fiscal 2022, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2022 in the amount of $1,074,325 and PRSUs granted on June 5, 2020 which decreased in value during fiscal 2022 in the amount of $3,828,033; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2022 in the amount of $459,340 and PRSUs granted on March 18, 2021 which increased in value during fiscal 2022 in the amount of $2,309,667; (iv) TRSUs vested on May 17, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $189,858 and TRSUs vested on May 31, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $918,974.
(10)	For fiscal 2022 the non-PEO NEOs consisted of: Sheamus Toal, Claudia Lima-Guinehut, Jared Shure and Robert Helm (“Fiscal 2022 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2022 Non-PEO NEOs): (i) total compensation reported in fiscal 2022, $1,318,682, less the grant date value of all equity awards granted in fiscal 2022, $925,024; (ii) TRSUs granted in fiscal 2022 with a fiscal year-end value of $775,993 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $223,188; (iii) unvested TRSUs which decreased in value during fiscal 2022 in the amount of $373,697 and unvested PRSUs which decreased in value during fiscal 2022 in the amount of $113,738; (iv) TRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $121,347 and PRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $18,096.
(11)	The amount shown consists of the following: (i) total compensation reported in fiscal 2021, $11,831,132, less the grant date value of all equity awards granted in fiscal 2021, $7,069,367; (ii) TRSUs granted on May 17, 2021 with a fiscal year-end value of $1,808,195 and PRSUs granted on March 18, 2021 with a fiscal year-end value of $4,219,215; (iii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2021 in the amount of $242,555 and PRSUs granted on June 5, 2020 which increased in value during fiscal 2021 in the amount of $8,094,391; (iv) PRSUs vested on June 25, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $2,529,626 and TRSUs vested on June 1, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $881,751.

2026 PROXY STATEMENT	29

EXECUTIVE AND DIRECTOR COMPENSATION

(12)	For fiscal 2021 the non-PEO NEOs consisted of: Leah Swan, Robert Helm, Bradley Cost and Claudia Lima-Guinehut (“Fiscal 2021 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2021 Non-PEO NEOs): (i) total compensation reported in fiscal 2021, $3,182,697, less the grant date value of all equity awards granted in fiscal 2021, $1,750,038; (ii) TRSUs granted in fiscal 2021 with a fiscal year-end value of $988,520 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $695,014; (iii) unvested TRSUs which decreased in value during fiscal 2021 in the amount of $76,301 and unvested PRSUs which increased in value during fiscal 2021 in the amount of $351,196; (iv) TRSUs vested in fiscal 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $192,204.

Company-Selected Financial Performance Measures
Net Income
Adjusted Operating Income
Adjusted Free Cash Flow

30	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

2026 PROXY STATEMENT	31

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Compensation in fiscal 2025 for our non-employee Directors was set by the Board on the recommendation of the HC&C Committee. Compensation paid to our non-employee Directors was in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2025, non-employee Director compensation consisted of the following, as applicable:

Annual Retainer in Fiscal 2025
Cash	$70,000
Equity Grant(1)	$140,000 of TRSUs ($190,000 for the Company’s Chairman) which generally vest after one year, on the first business day of the Company’s fiscal year.
Additional Annual Cash Retainer in Fiscal 2025 for the Executive Vice Chairman of the Board and Committee Chairs
Executive Vice Chairman	$100,000
Audit Committee Chair	$ 30,000
Human Capital & Compensation Committee Chair	$ 25,000
Corporate Responsibility, Sustainability & Governance Committee Chair	$ 25,000
Additional Annual Retainer in Fiscal 2025 for the Members of Committees Including Committee Chairs
Audit Committee	$15,000
Human Capital & Compensation Committee	$12,500
Corporate Responsibility, Sustainability & Governance Committee	$10,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee Director in any calendar year.

The Company also pays or reimburses Directors for travel expenses relating to attending meetings of our Board, its Committees and annual meetings of shareholders, and reimburses Directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all Directors are eligible to receive 15 Company-issued discount cards for use in purchasing our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee Directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on our Board. Accordingly, employee Directors are not eligible for any annual retainer or other Director fees or the Director-related equity award.

Under the Company’s stock ownership guidelines, in fiscal 2025 non-employee Directors were required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual Director cash retainer within five years of joining the Board. See “Stock Ownership Guidelines and Holding Requirements” beginning on page 15 above.

32	2026 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

The following table shows the compensation earned by each non-employee Director in fiscal 2025.

Director Compensation Table

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Turki Saleh A. AlRajhi(3)	$—	$—	$—
Muhammad Asif Seemab(4)	307,500	—	307,500
Hussan Arshad	137,500	140,002	277,502
Douglas Edwards	120,000	140,002	260,002
Rhys Summerton	94,375	140,002	234,377

Notes to the Director Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a Director and as a member(s) of a Board Committee(s) in fiscal 2025.
(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for fiscal 2025. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes.
(3)	Turki Saleh A. AlRajhi was appointed to the Board on February 29, 2024 and has elected to forfeit all board compensation.
(4)	As previously disclosed in the Company’s Current Report on Form 8-K filed on August 25, 2025, Mr. Seemab, as Executive Vice Chairman is entitled to compensation that includes: (i) an annual cash payment of $280,000, in lieu of previously forfeited director equity compensation; and (ii) an annual cash retainer of $100,000 for Mr. Seemab’s role as Executive Vice Chairman of the Board, in addition to his annual retainer and committee retainers previously disclosed. The fees reported in the table are his full board fees prorated over six months for a total of $248,750 and includes $58,750 of his previously accrued board fees earned before August 1, 2025 after the change described herein.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, Directors may elect to defer all or a part of their Director fees and stock awards. The Deferred Compensation Plan permits Directors to invest deferred cash fees in the Company’s Common Stock. A Director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period.

2026 PROXY STATEMENT	33

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each Director, each of our NEOs, and the Directors and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)
Turki Saleh A. AlRajhi(3)	0
Muhammad Asif Seemab(4)	103,583
Hussan Arshad(5)	22,967
Douglas Edwards(5)	24,024
Rhys Summerton(5)	14,493
Muhammad Umair	78,124
John Szczepanski	0
Jared Shure	54,121
All Directors and executive officers as a group (8 persons)	297,312

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of March 9, 2026. Unless stated otherwise in these footnotes, each person named in the table owned his shares directly and has sole voting and investment power over such shares.
(2)	On March 9, 2026 each person named in the table beneficially owned less than 1.0% of the outstanding shares of Common Stock. The Directors and executive officers as a group beneficially owned approximately 0.88% of the outstanding shares of Common Stock.
(3)	See “Stock Ownership for Certain Beneficial Owners” on the following page for further description of Mr. AlRajhi’s indirect ownership of outstanding shares of Common Stock in their roles with Mithaq Capital SPC.
(4)	Reflects a distribution of 103,583 shares by Mithaq Capital SPC in connection with a redemption of Mr. Seemab’s investment in Mithaq Capital SPC, disclosed in a Statement of Changes in Beneficial Ownership on Form 4 filed on July 10, 2025.
(5)	Does not include 33,898 shares of Common Stock granted on February 3, 2026 pursuant to TRSUs not yet vested.

34	2026 PROXY STATEMENT

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Mithaq Capital SPC(1)	13,593,236	61.3%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13D/A filed with the SEC on December 18, 2025, as of December 16, 2025, (i) (a) Mithaq Capital SPC, a Cayman Islands segregated portfolio company, (b) Mithaq Global, a Cayman Islands company, and (c) Mithaq Capital, a Cayman Islands company, each with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 13,593,236 shares and shared dispositive power with respect to 13,593,236 shares; (ii) (a) Turki Saleh A. AlRajhi, a Saudi Arabian citizen and (b) Muhammad Asif Seemab, a Pakistani citizen, each with an address of c/o Mithaq Capital SPC, Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 13,593,236 shares and shared dispositive power with respect to 13,593,236 shares; and (iii) Snowball Compounding Ltd., a Cayman Islands exempted company with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 1,722 shares and shared dispositive power with respect to 1,000 shares.

2026 PROXY STATEMENT	35

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors, executive officers and any person owning more than 10% of a class of the Company’s stock to file reports with the SEC and NASDAQ regarding their ownership of the Company’s stock and any changes in such ownership. The Company files such reports on behalf of its Directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and Director and executive officer certifications, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal 2025 except a Form 3 report was filed late for John Szczepanski on August 22. 2025.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its Directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The CRS&G Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The CRS&G Committee is to be provided the details of the transaction and determines whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third-party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the CRS&G Committee reviews any ongoing related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, during fiscal 2025, the Company entered into the following related person transactions, each of which was reviewed and approved by the CRS&G Committee:

●	Effective as of August 1, 2025, the Company appointed Muhammad Asif Seemab as Executive Vice Chairman of the Board. In connection with the appointment, the Board approved additional compensation for Mr. Seemab, which includes the following: (i) an annual cash payment of $280,000, in lieu of previously forfeited director equity compensation ($140,000 of the Company’s Common Stock annually); (ii) an annual cash retainer of $100,000 for Mr. Seemab’s role as Vice Chairman of the Board; and (iii) eligibility to participate in the Company’s health and benefits plan as an employee of the Company.

●	On December 16, 2025, the Company completed the refinancing (the “Refinancing Transaction”) of its asset-based revolving credit facility with Wells Fargo Bank, National Association by entering into an eighth amendment to its credit agreement. As previously disclosed, the Company is party to an interest-free, unsecured and subordinated promissory note with Mithaq, dated February 29, 2024 (the “Initial Mithaq Term Loan”), and a separate unsecured and subordinated promissory note, dated April 16, 2024, (the “New Mithaq Term Loan”; and together with the Initial Mithaq Term Loan, collectively, the “Mithaq Term Loans”). Pursuant to the Refinancing Transaction, the Mithaq Term Loans were also amended to extend both of their maturity dates to April 16, 2031. Additionally, the New Mithaq Term Loan was amended to allow the Company to defer its monthly payments upon written notice to Mithaq, and as an amendment consent fee, its principal amount was increased by $2.7 million. As of

36	2026 PROXY STATEMENT

STOCK OWNERSHIP

January 31, 2026, an aggregate of $111.1 million remains outstanding under the Mithaq Term Loans. For more information about the Mithaq Term Loans and the Refinancing Transaction, see [Note 9] – Debt in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for fiscal 2025.

●	The Company is also party to a commitment letter (the “Commitment Letter”) with Mithaq for a $40.0 million credit facility (the “Mithaq Credit Facility”). On September 4, 2025, the Company and Mithaq entered into an Amendment No. 2 to the Commitment Letter, that extended the deadline for requesting advances until July 1, 2027. Subsequently, pursuant to the Refinancing Transaction on December 16, 2025, the Company and Mithaq entered into an Amendment No. 3 to the Commitment Letter, that (i) extended the deadline for requesting advances until December 16, 2030, and (ii) increased the rate for any monthly payments for borrowings equivalent to interest charged to the SOFR plus 9.000% per annum. For more information about the Mithaq Credit Facility and the Refinancing Transaction, see [Note 9] – Debt in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for fiscal 2025.

2026 PROXY STATEMENT	37

PROPOSALS REQUIRING YOUR VOTE

The following six proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4.

Proposal 1:	Election of Seven Members of the Board of Directors

The Board has nominated Turki Saleh A. AlRajhi, Muhammad Asif Seemab, Hussan Arshad, Douglas Edwards, Kim Roy, Rhys Summerton and Muhammad Umair for election as Directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2027 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears beginning on page 7 above under the heading “Corporate Governance at The Children’s Place – Nominees for Election”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for Director listed above.

38	2026 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking you to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for fiscal 2026. The Board considers it desirable and in the best interest of our shareholders to continue the services of BDO for fiscal 2026.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by BDO for professional services rendered to the Company for fiscal 2025 and fiscal 2024 are set forth below.

	Fiscal 2025	Fiscal 2024
	(in thousands)
Audit Fees	$1,195	$1,309
Audit-Related Fees	48	64
Tax Fees	—	—
All Other Fees	—	—
Total	$1,243	$1,373

With respect to fiscal 2025, (i) Audit Fees represent fees billed or expected to be billed by BDO for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2025 as of January 31, 2026, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year and (ii) Audit-Related fees represent fees billed in connection with audits of employee benefit plans.

With respect to fiscal 2024, (i) Audit Fees represent fees billed by BDO for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2024 as of February 1, 2025, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year and (ii) Audit-Related fees represent fees billed in connection with audits of employee benefit plans.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year, as appropriate. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2026 PROXY STATEMENT	39

PROPOSALS REQUIRING YOUR VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2026.

40	2026 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

Fiscal 2025 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com under the “Investor Relations” tab and in the section entitled “Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal controls over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles (“GAAP”), and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm. In addition to overseeing the preparation and integrity of our financial statements and our overall financial disclosure practices, the Audit Committee oversees the Company’s enterprise risk management activities.

At Audit Committee meetings in 2025, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal controls over financial reporting, including management’s and BDO’s reports thereon, the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2025, and met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal controls over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB”. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2025 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the members of the Audit Committee: Hussan Arshad (Chair), Douglas Edwards and Rhys Summerton.

2026 PROXY STATEMENT	41

PROPOSALS REQUIRING YOUR VOTE

Proposal 3:	Approval of an Increase in the Number of Shares of Common Stock Available for Issuance under the Company’s 2011 Equity Plan

At the Annual Meeting, the Company’s shareholders are being asked to approve an increase in the number of shares of Common Stock available for issuance under the 2011 Equity Plan of 1,200,000 shares.

The 2011 Equity Plan is the only compensation plan under which we grant performance-based restricted stock units and other equity-based awards to our employees and Directors. We expect to exhaust the existing share reserve of the 2011 Equity Plan as early as this year and believe it is prudent to replenish the share reserve at this time. Without the additional shares, we likely would need to make changes to our long-term incentive program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. If this proposal is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for the next several years, and as a result, our Board believes it is necessary and appropriate to increase the number of shares for these purposes. The Board believes it is critical that we confirm to have shares available to grant as necessary to encourage ownership and promote the long-term success of the Company through the Company’s transformation efforts.

We last requested approval of our shareholders for additional shares under our 2011 Equity Plan in 2020. At that time, we requested and received shareholder approval to increase the number of shares authorized under the 2011 Equity Plan by 600,000 shares, such that our 2011 Equity Plan currently provides for an aggregate of 3,315,000 shares of our Common Stock to be available for awards. The 2011 Equity Plan has not been materially amended with respect to any other terms or provisions since shareholders last approved that increase in 2020.

The below table provides information concerning the outstanding awards under the 2011 Equity Plan, shares remaining available for future issuance under the 2011 Equity Plan and the number of issued and outstanding shares of Common Stock, all as of March 9, 2026. The closing market price per share of our Common Stock as reported on The NASDAQ Stock Market on March 9, 2026 was $3.82.

Equity Information
Outstanding unvested TRSUs	519,245
Outstanding unvested PRSUs	69,199
Outstanding options	0
Number of shares of Common Stock available for future issuance under the 2011 Equity Plan	300,034
Number of shares of Common Stock issued and outstanding	22,213,507

Reasons Why You Should Vote in Favor of the Approval of an Increase in the Number of Shares of Common Stock Available for Issuance under the 2011 Equity Plan

The Board recommends a vote for the approval of additional shares of Common Stock available for issuance under the 2011 Equity Plan because it believes the plan is in the best interests of the Company and its shareholders for the following reasons:

●	Permits continued awards under the 2011 Equity Plan. The approval by our shareholders of an increase in the shares of Common Stock available for issuance under the 2011 Equity Plan is critical because it will enable us to continue to provide multiple types of equity-based awards to key personnel at the Company and its affiliates.

42	2026 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

●	Promotes flexibility in light of the current macroeconomic conditions. It is imperative that the Board retains flexibility to pursue future grant-related actions as necessary under the 2011 Equity Plan in light of the challenging macroeconomic conditions, including the high levels of inflation, the uncertainties of the tariff environment, and rising tensions in the Middle East, all of which have posed significant challenges to the retail industry.

●	Attracts and retains talent. Talented executives and employees are essential to executing our business transformation strategies and navigating our Company through the headwinds posed by the current macroeconomic environment. The purpose of the 2011 Equity Plan is to promote the success of the Company by giving the Company a competitive edge in attracting, motivating and retaining key personnel and providing participants with a plan that provides incentives directly related to increases in the value of the Company.

●	Aligns employee, Director and shareholder interests. We currently provide long-term incentives primarily by: (i) compensating participants with equity awards, including incentive compensation awards measured by reference to the Company’s performance; (ii) rewarding such participants for the achievement of performance targets with respect to a specified performance period; and (iii) motivating such participants by giving them opportunities to receive awards directly related to such performance. If the additional shares of Common Stock available for issuance under 2011 Equity Plan are approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our shareholders.

●	Contains sound governance features. Described below are a number of provisions contained in the 2011 Equity Plan which exhibit the Company’s commitment to sound corporate governance practices.

Summary of Sound Governance Features of the 2011 Equity Plan

The Board and the HC&C Committee believe the 2011 Equity Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

 Features Contained in the 2011 Equity Plan as Originally Approved by Shareholders in May 2011.

○	No “evergreen” provision. The number of shares of our Common Stock available for issuance under the 2011 Equity Plan is fixed and will not adjust based upon the number of shares outstanding. Following the increase in the number of authorized shares being requested, we currently expect that the number of shares authorized for issuance under the 2011 Equity Plan will be sufficient to provide for equity awards until fiscal year 2029, after which time we expect to ask our shareholders to approve an additional share authorization.

○	Stock option exercise prices and SAR strike prices will not be lower than the fair market value on the grant date. The 2011 Equity Plan prohibits granting stock options with exercise prices and Stock Appreciation Rights (“SARs”) with strike prices lower than the fair market value of a share of our Common Stock on the grant date, subject to potential adjustments in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

○	No repricing or exchange without shareholder approval. The 2011 Equity Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval.

○	“Clawback/Forfeiture” provisions. Under the 2011 Equity Plan, in the HC&C Committee’s discretion, an award agreement may provide for the cancellation of an award if the participant, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure agreement or otherwise engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the HC&C Committee in its sole discretion. The HC&C Committee may also provide in an award agreement that if the participant otherwise

2026 PROXY STATEMENT	43

PROPOSALS REQUIRING YOUR VOTE

engages in any such activity, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of an award, the sale or other transfer of an award, or the sale of shares of Common Stock acquired in respect of an award, and must promptly repay such amounts to the Company. The HC&C Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including by reason of a financial restatement, mistake in calculation or other administrative error), then the participant will be required to promptly repay any excess amount to the Company. To the extent required by applicable law (including Section 304 of Sarbanes-Oxley and Section 954 of Dodd-Frank), the rules and regulations of The NASDAQ Stock Market, and/or a written policy adopted by the Company, awards will be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

 Features Added in Amendments to the 2011 Equity Plan Made Subsequent to May 2011.

○	“Double trigger” acceleration of vesting of equity awards upon a change in control and an involuntary termination by the Company. The HC&C Committee eliminated “single trigger” acceleration vesting of equity upon the occurrence of a change in control for equity awards under the 2011 Equity Plan granted from and after 2015.

○	Minimum one-year vesting period for options and stock appreciation rights. The 2011 Equity Plan provides that options and SARs are to be subject to a vesting period of not less than one year, with only minimal exceptions that apply: (i) to awards made in payment of or exchange for other earned compensation; (ii) upon a change in control and an involuntary termination by the Company (other than for cause); (iii) upon a termination of service due to death, disability or retirement; (iv) to a substitute award that does not reduce the vesting period of the award being replaced; and (v) to one or more options and/or SARs covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for awards under the 2011 Equity Plan over the term of the 2011 Equity Plan.

○	Limit on equity awards to non-employee Directors. The 2011 Equity Plan provides that no non-employee Director may be granted equity awards under the 2011 Equity Plan in any one calendar year having an aggregate fair market value (on the date(s) of grant) in such calendar year in excess of $250,000 in the aggregate (including the automatic annual $140,000 grant to non-employee Directors ($190,000 in the case of the Company’s Chairman) provided for in the 2011 Equity Plan as originally approved by our shareholders).

Summary of the 2011 Equity Plan Features

The following is a summary of certain of the terms and conditions of the 2011 Equity Plan. This summary is qualified in its entirety by reference to the 2011 Equity Plan attached as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 2, 2021, and which is incorporated by reference herein. You are encouraged to read the 2011 Equity Plan in its entirety.

Administration. The HC&C Committee will administer the 2011 Equity Plan. The HC&C Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2011 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2011 Equity Plan. The HC&C Committee will have full discretion to administer and interpret the 2011 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

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Eligibility. Any current or prospective employees, Directors, officers, consultants or advisors of the Company or its affiliates who are selected by the HC&C Committee will be eligible for awards under the 2011 Equity Plan. As of March 9, 2026, approximately 18 persons (including 15 employees and 3 Directors) were eligible to be considered for grants of awards under the 2011 Equity Plan.

Number of Shares Authorized. The 2011 Equity Plan currently provides for an aggregate of 3,315,000 shares of our Common Stock to be available for awards under the 2011 Equity Plan, of which only 300,034 shares remain available for future awards. At the Annual Meeting, the Company is seeking shareholder approval of an additional 1,200,000 shares of Common Stock available for issuance under the 2011 Equity Plan. No more than 750,000 shares of our Common Stock may be issued with respect to incentive stock options under the 2011 Equity Plan. No participant may be granted awards of options and SARs with respect to more than 750,000 shares of our Common Stock in any one year. No more than 750,000 shares of our Common Stock may be delivered under the 2011 Equity Plan to any participant during any single fiscal year with respect to performance compensation awards in any one performance period. The maximum amount payable to an individual employee or officer under the 2011 Equity Plan for any single year during a performance period for an award denominated in cash is $10,000,000 (with respect to each year if the performance period is more than one year). Shares of our Common Stock subject to awards are generally unavailable for future grant; however, if any shares are surrendered or tendered to the Company, including shares issued upon the exercise, vesting or settlement of an award (other than an option or a SAR), to satisfy withholding taxes owed, such shares will again be available for grant under the 2011 Equity Plan, provided that in no event shall such shares increase the number of shares that may be delivered pursuant to incentive stock options granted under the 2011 Equity Plan. For clarity: (i) any shares of Common Stock that are tendered or exchanged by a participant or withheld by the Company as full or partial payment of the exercise price of an option or SAR will not be available for subsequent awards under the 2011 Equity Plan; and (ii) shares of Common Stock exchanged by a participant or withheld by the Company to satisfy tax withholding or tax payment obligations related to any option or SAR shall not be available for subsequent awards under the 2011 Equity Plan. If any award granted under the 2011 Equity Plan expires, terminates, is cancelled or forfeited without being settled or exercised, shares of our Common Stock subject to such award will again be made available for future grant.

Change in Capitalization. If there is a change in the Company’s corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, split-off, spin-off, consolidation or other relevant change in capitalization or applicable law or circumstances, such that the HC&C Committee determines that an adjustment is necessary or appropriate, then the HC&C Committee can make adjustments in a manner that it deems equitable, including by making substitutions or adjustments to the number of shares reserved for issuance under the 2011 Equity Plan, the number of shares covered by awards then outstanding under the 2011 Equity Plan, the limitations on awards under the 2011 Equity Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Awards Available for Grant. The HC&C Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. Awards may be granted under the 2011 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options. The HC&C Committee is authorized to grant options to purchase shares of our Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2011 Equity Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Unless otherwise provided by

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the HC&C Committee in an award agreement, the unvested portion of an option shall immediately vest and become exercisable upon participant’s termination of employment or service with the Company and its affiliates due to death, disability or retirement. Under any other circumstance, the unvested portion of an option will expire upon termination of employment or service of the participant. The vested portion of any option will remain exercisable for: (i) one year following termination of employment or service with the Company and its affiliates by reason of such participant’s death or disability, but not later than the expiration of the option period; (ii) three years following retirement, but not later than the expiration of the option period; or (iii) 90 days following termination of employment or service with the Company and its affiliates for any reason other than such participant’s death, disability or retirement, and other than such participant’s termination of employment or service with the Company and its affiliates for “cause,” as such term is defined in the 2011 Equity Plan, but not later than the expiration of the option period, and both the unvested and the vested portion of an option will expire upon termination of the participant’s employment or service with the Company and its affiliates by the Company for “cause.” Under the terms of the 2011 Equity Plan, the exercise price of the options will not be less than the fair market value of our Common Stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2011 Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of vesting and exercise, as may be determined by the HC&C Committee and specified in the applicable award agreement; provided that, options shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to options granted in payment of or exchange for other earned compensation (including performance-based Awards); (2) upon a change in control and an involuntary termination of service of the participant by the Company (other than for cause); (3) upon termination of service due to death, disability or retirement; (4) to a Substitute Award that does not reduce the vesting period of the option being replaced; or (5) to one or more options and/or SARs covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the 2011 Equity Plan over the 2011 Equity Plan’s term. The maximum term of an option granted under the 2011 Equity Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder), provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of our Common Stock is prohibited by the Company’s insider trading policy, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our Common Stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the HC&C Committee may permit in its sole discretion, including: (i) by surrendering the minimum number of shares of our Common Stock otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes; (ii) if there is a public market for the shares of our Common Stock at such time, by means of a broker-assisted cashless exercise mechanism; or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes.

Stock Appreciation Rights. The HC&C Committee is authorized to award SARs under the 2011 Equity Plan. SARs will be subject to the terms and conditions established by the HC&C Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2011 Equity Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option and SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. Each SAR granted under the 2011 Equity Plan will be evidenced by an award agreement providing the terms and conditions of the award, including with respect to vesting and expiration. A SAR shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the HC&C Committee and shall expire after such period, not to exceed ten years, as may be determined by the HC&C Committee; provided that a SAR shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to SARs granted in payment of or exchange for other earned compensation (including performance-based Awards); (2) upon a change in control and an

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involuntary termination of service of the participant by the Company (other than for cause); (3) upon termination of service due to death, disability or retirement; (4) to a Substitute Award that does not reduce the vesting period of the SAR being replaced; or (5) to one or more SARs and/or options covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the 2011 Equity Plan over the 2011 Equity Plan’s term. Unless otherwise specified by the HC&C Committee in an award agreement, a SAR award will be subject to the same default vesting and exercisability provisions as described above under “Stock Options.” Except as otherwise provided by the HC&C Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our Common Stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. A SAR granted independent of an option will have a maximum term of ten years from the date of grant. The remaining terms of the SARs shall be established by the HC&C Committee and reflected in the award agreement.

Restricted Stock and Restricted Stock Unit Awards. The HC&C Committee is authorized to grant restricted stock under the 2011 Equity Plan. Awards of restricted stock will be subject to the terms and conditions established by the HC&C Committee. Restricted stock is Common Stock that generally is non-transferable and is subject to other restrictions determined by the HC&C Committee for a specified period. Unless the HC&C Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the HC&C Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the HC&C Committee or a combination of shares of Common Stock and cash, less an amount equal to any taxes required to be withheld. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of our Common Stock, either in cash or (at the sole discretion of the HC&C Committee) in shares of our Common Stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the HC&C Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the HC&C Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Each grant of restricted stock and restricted units shall be evidenced by an award agreement. Unless otherwise provided by the HC&C Committee in an award agreement, any unvested restricted stock or restricted units shall immediately vest and any restrictions will lapse upon participant’s termination of employment or service with the Company and its affiliates due to death, disability or retirement (unless waived by the participant prior to the date of grant of the applicable award). Subject to the provisions described below under “Effect of a Change in Control,” under any other circumstance, the unvested portion of restricted stock and restricted stock unit awards will terminate and be forfeited upon a termination of employment or service of the participant granted the applicable award.

On the first business day of each fiscal year of the Company, each non-employee Director will automatically, without any further action from HC&C Committee, be granted a number of restricted stock units determined by dividing $140,000 ($190,000 in the case of the Company’s Chairman) by the fair market value of a share on such date. Any non-employee Director who was initially elected or appointed to the Board during the fiscal year will be granted a pro rata award. Non-employee Directors are eligible to receive additional awards under the 2011 Equity Plan, provided that no non-employee Director shall be granted equity awards under the 2011 Equity Plan in any one fiscal year have an aggregate fair market value (measured on the date(s) of grant) in such fiscal year in excess of $250,000 in the aggregate (inclusive of the annual $140,000 ($190,000 in the case of the Company’s Chairman) award described above).

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Other Stock-Based Awards. The HC&C Committee is authorized to grant awards of unrestricted shares of our Common Stock, rights to receive grants of awards at a future date, or other awards denominated in shares of our Common Stock under such terms and conditions as the HC&C Committee may determine and as set forth in the applicable award agreement.

Performance Compensation Awards. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any covered employee. A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. The 2011 Equity Plan was intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2011 Equity Plan was designed to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any covered employee qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The discussion below with respect to qualifying certain awards as “performance compensation awards” summarizes the provisions of the 2011 Equity Plan that may still be applicable to grandfathered awards eligible for such transition relief.

The HC&C Committee may grant any award under the 2011 Equity Plan in the form of a “Performance Compensation Award” by conditioning the number of shares earned or vested (or cash payable) under the award on the satisfaction of certain “Performance Goals.” In addition, the HC&C Committee may award a performance-based cash bonus to any participant and designate such award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The HC&C Committee may establish Performance Goals with reference to one or more of the following:

●	net earnings or net income (before or after taxes);

●	basic or diluted earnings per share (before or after taxes);

●	net revenue or net revenue growth;

●	gross revenue or gross revenue growth, gross profit or gross profit growth;

●	net operating profit (before or after taxes);

●	return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales);

●	cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis;

●	earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA);

●	gross or net operating margins;

●	productivity ratios;

●	share price (including, but not limited to, growth measures and total shareholder return);

●	expense targets or cost reduction goals, general and administrative expense savings;

●	margins;

●	operating efficiency;

●	objective measures of customer satisfaction;

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●	working capital targets;

●	measures of economic value added or other “value creation” metrics;

●	inventory control;

●	enterprise value;

●	sales;

●	shareholder return;

●	client retention;

●	competitive market metrics;

●	employee retention;

●	timely completion of new product rollouts;

●	timely launch of new facilities;

●	objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional project budgets);

●	system-wide revenues;

●	royalty income;

●	cost of capital, debt leverage year-end cash position or book value;

●	strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or

●	any combination of the foregoing.

Any of the above Performance Goal criteria can be stated as a percentage of another Performance Goal, or a percentage of a prior period’s Performance Goal, or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or its affiliates or any divisions, operation, or business units, product lines, brands, business segment, administrative departments or combination thereof, as the HC&C Committee deems appropriate. Performance Goals may be compared to the performance of a group of comparator companies or a published or special index that the HC&C Committee deems appropriate or stock market indices. The HC&C Committee also may provide for accelerated vesting of any award based on the achievement of Performance Goals. Any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be granted, and Performance Goals for such an award will be established, by the HC&C Committee in writing not later than 90 days after the commencement of the performance period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the HC&C Committee must certify in writing that the Performance Goals established with respect to such award have been achieved. In determining the actual amount of an individual participant’s Performance Compensation Award for a performance period, the HC&C Committee may reduce or eliminate the amount of the Performance Compensation Award earned through the use of negative discretion consistent with Section 162(m) of the Code, if, in its sole judgment, such reduction or elimination is appropriate.

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Awards whose vesting is subject to the satisfaction of Performance Goals over a performance period established by the HC&C Committee shall be subject to a performance period and a vesting period of not less than one year. This minimum performance period and vesting period does not apply: (i) to awards made in payment of or exchange for other earned compensation; (ii) upon the occurrence of both a change in control and an involuntary termination of service of a Participant by the Company (other than for cause); (iii) upon termination of service of a Participant due to death, disability or retirement; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; or (v) to one or more awards covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for awards under the 2011 Equity Plan.

The HC&C Committee may also specify adjustments or modifications (to the extent it would not result in adverse results under Section 162(m) of the Code) to be made to the calculation of a Performance Goal for such performance period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) nonrecurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

Unless otherwise provided in the applicable award agreement or any employment, consulting, change in control, severance or other agreement, a participant will be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goals for such period are achieved; and all or some of the portion of such participant’s Performance Compensation Award has been earned for the performance period based on the application of the “Performance Formula” (as defined in the 2011 Equity Plan) to such Performance Goals.

Effect of a Change in Control. In the event of a change in control, then in the case of each outstanding award which is subject to the achievement of performance goals, such award shall be automatically and immediately converted into a time-based award (and the performance condition(s) shall be terminated) covering the target number of shares of Common Stock under such award which will vest on the vesting date otherwise provided in such award. In the event there occurs a “double trigger”, that is, in the event the participant’s employment with the Company or an affiliate is terminated by: (x) the Company or an affiliate without cause (and other than due to death or disability); or (y) the participant for “good reason” (as defined in the 2011 Equity Plan), in either case, on or within 6 months prior to a change in control (in the case of senior executives of the Company designated by the HC&C Committee) or on or within 12 months following a change in control (in the case of all participants), (i) in the case of options and SARs, all options and SARs held by such participant shall become immediately exercisable with respect to 100% of the shares subject to such options and SARs; and (ii) in the case of awards of restricted stock or restricted stock units and any other awards, the restricted period (and any other conditions) applicable to such awards held by such participant shall expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards held by such Participant; provided, that in the event the vesting or exercisability of any award would otherwise be subject to the achievement of performance goals, in the case of the occurrence of a change in control and an “involuntary termination” (as defined in the 2011 Equity Plan) (A) after the HC&C Committee has made a determination (a “Determination”) that the performance goals had been achieved for the applicable performance period, such award shall immediately become vested and exercisable as to the number of shares of Common Stock determined to have been earned; or (B) prior to a Determination, such award shall immediately become vested and exercisable as to the target number of shares of Common Stock subject to such award.

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Transferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. Awards may not be transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment. The HC&C Committee may amend, suspend or terminate the 2011 Equity Plan at any time; however, shareholder approval to amend the 2011 Equity Plan may be necessary if the law or The NASDAQ Stock Market rules so require. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

Clawback/Forfeiture. Under the 2011 Equity Plan, in the HC&C Committee’s discretion, an award agreement may provide for the cancellation of an award if the participant, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure agreement or otherwise engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the HC&C Committee in its sole discretion. The HC&C Committee may also provide in an award agreement that if the participant otherwise engages in any such activity, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of an award, the sale or other transfer of an award, or the sale of shares of Common Stock acquired in respect of an award, and must promptly repay such amounts to the Company. The HC&C Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including by reason of a financial restatement, mistake in calculation or other administrative error), then the participant will be required to promptly repay any excess amount to the Company. To the extent required by applicable law (including Section 304 of Sarbanes-Oxley and Section 954 of Dodd-Frank), the rules and regulations of The NASDAQ Stock Market, and/or a written policy adopted by the Company, awards will be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

The HC&C Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without shareholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the HC&C Committee may not cancel any outstanding option and replace it with a new option (with a lower option price) or cancel any SAR and replace it with a new SAR (with a lower strike price), and (iii) no option or SAR may be exchanged for cash or another award. However, shareholder approval is not required with respect to clauses (i), (ii), and (iii) above for any action specifically permitted in connection with certain changes in capitalization of the Company. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our shareholders.

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Summary of U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2011 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Common Stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of: (i) two years from the date of grant of the option; or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on

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PROPOSALS REQUIRING YOUR VOTE

the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted shares received by officers and Directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.) The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. The Company will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. The 2011 Equity Plan was intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2011 Equity Plan was designed to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any covered employee qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

New Plan Benefits

With the exception of automatic grants to our non-employee Directors, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2011 Equity Plan because awards under the 2011 Equity Plan will be made at the discretion of the HC&C Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code). In the case of non-employee Directors, the 2011 Equity Plan provides for the automatic annual grant to each non-employee Director of a number of shares of Common Stock having a fair market value on the date of grant of $140,000 ($190,000 in the case of the Company’s Chairman).

No stock options have ever been issued under the 2011 Equity Plan.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to increase the number of shares of Common Stock available for issuance under the Company’s 2011 Equity Plan. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed below, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed below, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR an increase in the number of shares of Common Stock available for issuance under the Company’s 2011 Equity Plan.

2026 PROXY STATEMENT	53

PROPOSALS REQUIRING YOUR VOTE

Proposal 4:	Advisory Vote on Named Executive Officer Compensation

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2025 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended January 31, 2026, as disclosed in the Company’s Proxy Statement for fiscal 2025 pursuant to the compensation disclosure rules of the Securities and Exchange Commission”.

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the HC&C Committee or the Board. However, the Board and the HC&C Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2027 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

54	2026 PROXY STATEMENT

OTHER INFORMATION

Admission

We do not require tickets for admission to the Annual Meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as a current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the Annual Meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of Common Stock on March 9, 2026, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on March 9, 2026, there were 22,213,507 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares either (1) by proxy, or (2) in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director; the ratification of the selection of BDO as the Company’s independent registered public accounting firm for fiscal 2026; the approval of an increase of 1,200,000 shares of Common Stock available for issuance under the Company’s 2011 Equity Incentive Plan; and on an advisory basis, the approval of the fiscal 2025 compensation for the Company’s named executive officers.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

●	Vote by Mail

You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on May 5, 2026.

●	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on May 5, 2026. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

●	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.proxyvote.com and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on May 5, 2026. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

2026 PROXY STATEMENT	55

OTHER INFORMATION

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of BDO, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094; telephone number (201) 558-2400 ext. 14500; or email investor_relations@childrensplace.com. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the particular proposal by the Proxy Committee.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

56	2026 PROXY STATEMENT

OTHER INFORMATION

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for Directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), Directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a Director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular Director nominee will not count for or against that nominee.

If a Director nominee who is an incumbent Director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the Director to promptly offer to tender his or her resignation to the Board.

The CRS&G Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, Directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for Directors will be elected.

Required Vote

Proposal 1: Election of Seven Members of the Board of Directors. Each of the Director nominees who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” above, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

2026 PROXY STATEMENT	57

OTHER INFORMATION

Proposal 3: Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under Our 2011 Equity Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to increase the number of shares of Common Stock available for issuance under the Company’s 2011 Equity Plan. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 4: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the proxy statement for next year’s Annual Meeting, we must receive it no later than December 11, 2026.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Corporate Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 6, 2027 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Corporate Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

58	2026 PROXY STATEMENT

OTHER INFORMATION

Nominations for Director

Nominations for Directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the CRS&G Committee will consider Director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Corporate Governance Guidelines, Code of Business Conduct, Anti-Corruption Policy, Insider Trading Policy, Clawback Policy, Equity Award Grant Policy and the charters of the Board Committees. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Jared E. Shure

Chief Administrative Officer, General Counsel and Corporate Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

April 10, 2026

2026 PROXY STATEMENT	59

THE CHILDREN’S PLACE, INC. 500 PLAZA DRIVE SECAUCUS, NEW JERSEY 07094

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V94574-P48244	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHILDREN’S PLACE, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Turki Saleh A. AlRajhi	☐	☐	☐

	1b.	Hussan Arshad	☐	☐	☐

	1c.	Douglas Edwards	☐	☐	☐

	1d.	Kim Roy	☐	☐	☐

	1e.	Muhammad Asif Seemab	☐	☐	☐

	1f.	Rhys Summerton	☐	☐	☐

	1g.	Muhammad Umair	☐	☐	☐

2.	To ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm of The Children’s Place, Inc. for fiscal 2026.		☐	☐	☐

3.	To approve an increase of 1,200,000 shares of Common Stock available for issuance under the Company’s 2011 Equity Incentive Plan.		☐	☐	☐

		For	Against	Abstain

4.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended January 31, 2026 are available at www.proxyvote.com.

V94575-P48244

THE CHILDREN’S PLACE, INC.
ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2026 8:30 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholders hereby appoint(s) John Szczepanski and Jared Shure, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Children’s Place, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., on Wednesday, May 6, 2026, at 500 Plaza Drive, Secaucus, New Jersey 07094, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE